December 01, 2006

Mr. Lorne Chomos
Nuport Group, Inc.
502 East John Street
Carson City, Nevada 89706

RE: NUPORT GROUP, INC. – Registration Statement of Form SB-1

Dear Sir,

I, Greg Thomson B.Sc. P. Geo, have provided geology services for NUPORT GROUP, INC., a Nevada corporation (the "Company"), in connection with the preparation of the Geologists Report entitled, SUMMARY REPORT ON THE CONSTITUTION GOLD PROPERTY, to be used on the Registration Statement on Form SB-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended, relating to the offering of 3,000,000 shares of the Company's common stock (the "Shares") by the selling shareholder (the "Selling Shareholder") named in the Registration Statement.

I consent to the use of the geologist report as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement and in any amendment thereto.

/S/ Greg Thomson B.Sc. P.Geo.